SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 4, 2011

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

1-3525	New York	13-4922640
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

COLUMBUS SOUTHERN POWER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

1-2680	Ohio	31-4154203
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

OHIO POWER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

1-6543	Ohio	31-4271000
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

Reference is made to pages 32 and 33 under the caption “CSPCo and OPCo Rate Matters” in Note 2 to the consolidated financial statements entitled “Rate Matters” in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 for American Electric Power Company, Inc., Columbus Southern Power Company and Ohio Power Company (collectively, AEP).  On May 4, 2011, the Public Utilities Commission of Ohio (PUCO) directed AEP to file proposed revised tariffs by May 11, 2011 to remove provider of last resort (POLR) charges and certain environmental carrying costs. The PUCO issued its decision in response to its receipt of a remand from the Ohio Supreme Court that required it to reexamine parts of AEP’s electric security plan. AEP estimates the amount of recovery associated with these issues for the period of June 1, 2011 through December 31, 2011 equals approximately $57 million for Columbus Southern Power Company and approximately $58 million for Ohio Power Company.

In March 2009, the PUCO approved AEP’s electric security plan that allowed AEP to recover incremental carrying costs on past environmental investments and a POLR charge to customers through the end of 2011.

On May 6, 2011, AEP filed a motion for rehearing with the PUCO. The motion asserts that the appropriate process for implementing the Ohio Supreme Court's decision is for the PUCO to conduct a remand proceeding before making any prospective rate changes. If the PUCO is unable to evaluate and decide the remand issues before the first billing cycle of June 2011 (or the PUCO decides it is necessary to conduct further proceedings such as an evidentiary hearing or additional briefing), the motion alternatively requests that the rates in dispute be collected subject to refund based on the final outcome of the remand proceeding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.
COLUMBUS SOUTHERN POWER COMPANY
OHIO POWER COMPANY

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer

May 9, 2011